EXHIBIT 10.1

AMENDMENT NO. 10 TO THE CREDIT AGREEMENT

Dated as of July 15, 2010

THIS AMENDMENT NO. 10 TO THE CREDIT AGREEMENT (this “Amendment”) is entered into by and among LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Administrative Agent under the Credit Agreement referred to below (the “Agent”), ABITIBIBOWATER INC., a Delaware corporation (“Parent”), BOWATER INCORPORATED, a Delaware corporation (“Bowater”), BOWATER CANADIAN FOREST PRODUCTS INC. a Nova Scotia company (“Bowater Canada”, and together with the Parent and Bowater, the “Borrowers”), and each of the Lenders under the Credit Agreement referred to below (the “Lenders”).

PRELIMINARY STATEMENTS:

(1) Reference is made to that certain Senior Secured Superpriority Debtor In Possession Credit Agreement dated as of April 21, 2009, as amended or modified by Amendment No. 1 to the Credit Agreement dated as of June 5, 2009, Amendment No. 2 to the Credit Agreement dated as of June 24, 2009, Amendment No. 3 and Consent to the Credit Agreement dated as of August 31, 2009, Amendment No. 4 and Consent to the Credit Agreement dated as of December 4, 2009, Consent and Waiver No. 5 dated as of January 6, 2010, Amendment No. 6 dated as of April 12, 2010, Consent and Waiver No. 7 dated as of May 21, 2010, Consent No. 8 dated as of June 10, 2010, and Consent No. 9 dated as of June 25, 2010 (as so amended, supplemented and otherwise modified from time to time, the “Credit Agreement”), in connection with the Cases (as defined therein) by and among the Borrowers, the guarantors from time to time party thereto, the Lenders and the Agent. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

(2) The parties hereto have agreed to amend and modify the Credit Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendments. Effective as of the date hereof, subject to the satisfaction of the condition precedent set forth in Section 2 hereof:

(a) The defined term “Applicable Margin” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin” means, in the case of a Base Rate Advance, 5.00% and in the case of a LIBOR Advance, 6.00%.

(b) The defined term “Consolidated EBITDA” set forth in Section 1.01 of the Credit Agreement is hereby amended by amending and restating subsection (b)(vii) thereof in its entirety to read as follows:

“any unusual or non-recurring charges for such period; and”.

(c) The defined term “LIBOR” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“LIBOR” means, an interest rate per annum equal to the higher of (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “LIBOR” shall mean, for any Interest Period for all LIBOR Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters LIBOR01 Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period); provided, however, if more than one rate is specified on Reuters LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates) and (b) 2.00%.

(d) The defined term “Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Maturity Date” means the earliest of (i) December 31, 2010, (ii) the effective date of the Reorganization Plans in the Cases and (iii) the acceleration of the loans and termination of the commitments hereunder.

(e) Section 2.04 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 2.04 Mandatory Prepayment of the Advances. Each Borrower shall, within three Business Days of receipt by the Parent or any Bowater Entity of Net Cash Proceeds arising from (i) any Asset Disposition in respect of a sale or other disposition of any property or assets of the Parent or any Bowater Entity (including any sale of any Equity Interests in the Abitibi Entities) but excluding (A) any Asset Disposition permitted by clauses (i), (iii) – (v) or (vii) of Section 5.02(h) and (B) any Asset Disposition of Miscellaneous Assets pursuant to De Minimis Sale Procedures (as each such term is defined in the Order Establishing Procedures for the Sale or Abandonment of De Minimis Assets Free and Clear of Liens, Claims and Encumbrances Pursuant to

Sections 105, 363, and 554 of the Bankruptcy Code entered by the U.S. Bankruptcy Court on June 15, 2009 as Docket No. 491), (ii) any Insurance and Condemnation Event with respect to any property of the Parent or any Bowater Entity to the extent resulting in the receipt of Net Cash Proceeds in excess of $5,000,000, or (iii) proceeds from the incurrence of Debt for borrowed money by the Parent or any Bowater Entity in excess of $5,000,000 (other than Debt permitted by Section 5.02(b)), immediately pay or cause to be paid to the Administrative Agent for the account of the Lenders an amount equal to 100% of such Net Cash Proceeds; provided, however, that, so long as no Event of Default shall be continuing, any Credit Party may (A) with respect to any Net Cash Proceeds received in connection with the sale of any equipment in the ordinary course of business, upon any such receipt, reinvest such Net Cash Proceeds to acquire replacement equipment and (B) with respect to any Net Cash Proceeds received in connection with any Insurance and Condemnation Event, upon any such receipt, reinvest such Net Cash Proceeds to replace or repair the property or assets lost or damaged, in each case, within the earlier of (i) the Maturity Date and (ii) 90 days following the date of receipt of such Net Cash Proceeds; provided, further, that no repayment shall be required hereunder as a result of any Net Cash Proceeds received by a Subsidiary that is not wholly-owned except to the extent such Net Cash Proceeds are distributed to a Borrower or a wholly-owned Subsidiary of a Borrower.”

(f) Section 2.12(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c) Duration Fee. If the aggregate principal amount of the Advances has not been repaid in full on or prior to October 15, 2010, the Borrowers shall pay to the Administrative Agent for the account of the Lenders a fee equal to 0.5% of the aggregate amount of the Advances outstanding on October 15, 2010 made by each Lender hereunder, such fee being due and payable on October 15, 2010. Such fee, once paid, shall be non-refundable in all circumstances.

(g) Section 5.02(b) of the Credit Agreement is hereby amended by amending and restating Section 5.02(b)(xv) in its entirety to read as follows:

“(xv) Debt between any Subsidiary which is not a Credit Party and a Credit Party (provided that any Debt owed by a Subsidiary which is not a Credit Party to a Credit Party shall be payable by such Subsidiary on demand by the Credit Party to the extent required pursuant to the Intercompany Subordination Agreement); provided that the aggregate amount of such Debt owed by Subsidiaries which are not Credit Parties to a Credit Party, together with any Investments permitted pursuant to Section 5.02(g)(viii) (without duplication), shall not exceed $35,000,000 outstanding on any date of determination (which amount shall be calculated as the net balance of such loans, advances and investments as reduced by any repayments or distributions made with respect thereto);”

(h) Section 5.04(a) of the Credit Agreement is hereby amended by adding the following date and minimum Consolidated Fixed Charge Coverage Ratio in the appropriate chronological order:

FISCAL QUARTER ENDING	MINIMUM CONSOLIDATED FIXED CHARGE COVERAGE RATIO
December 31, 2010	3.60 to 1

(i) Section 5.04(c) of the Credit Agreement is hereby amended by adding the following dates and minimum Consolidated EBITDA figures in the appropriate chronological order:

MONTH ENDING:	MINIMUM CONSOLIDATED EBITDA
October 31, 2010	$203,000,000
November 30, 2010	$203,000,000
December 31, 2010	$203,000,000

SECTION 2. Condition Precedent. This Amendment shall become effective as of the date hereof when, and only when (i) the Agent shall have received counterparts of this Amendment executed by each of the parties hereto, (ii) the Borrowers shall have prepaid the Advances such that the outstanding principal amount of the Advances does not exceed $40,000,000, (iii) the Borrowers shall have paid to the Agent for the account of the Lenders an amendment fee in an amount equal to 0.5% of the aggregate amount of Advances made by each Lender under the Credit Agreement and (iv) each Bankruptcy Court shall have approved this Amendment.

SECTION 3. Representations and Warranties of the Borrowers. Each of the Borrowers hereby represents and warrants to the Agent and the Lenders as follows:

(a) Subject to the terms of the DIP Financing Orders, the execution, delivery and performance by such Borrower of this Amendment and the Credit Agreement (as amended hereby), and the transactions contemplated hereby and thereby, are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) such Borrower’s charter or by-laws or (ii) any law or contractual restriction binding on or affecting such Borrower, and do not result in or require the creation of any Lien upon or with respect to any of its properties.

(b) Except as is required in connection with the Cases, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Borrower of this Amendment or the Credit Agreement (as amended hereby), or for the perfection of or the exercise by the Agent or any Lender of their respective rights and remedies under the Loan Documents (as amended hereby).

(c) Subject to the terms of the DIP Financing Orders, this Amendment and the Credit Agreement (as amended hereby) have been duly executed and delivered by such Borrower. This Amendment, together with the Credit Agreement (as amended hereby), are the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to general equitable principles.

(d) No Default or Event of Default as defined in any Loan Document has occurred and is continuing or would result from such Borrower’s execution, delivery, or performance of its obligations under this Amendment or any other Loan Document (as amended hereby).

SECTION 4. Reference to and Effect on the Loan Documents, Etc.

(a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Loan Documents to the Credit Agreement, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(b) The Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

SECTION 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Codes.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Very truly yours, LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Administrative Agent and Collateral Agent

By:	/S/ JAMES D. HEANY
Name: James D. Heany Title: Managing Director

Required Lenders:

AVENUE INVESTMENTS, L.P., as a Lender

By:	/S/ SONIA GARDNER
Name: Sonia Gardner Title: General Partner

ODYSSEY AMERICA REINSURANCE

CORPORATION, as a Lender

WENTWORTH INSURANCE COMPANY

LTD., as a Lender

TIG INSURANCE COMPANY, as a Lender

THE NORTH RIVER INSURANCE

COMPANY, as a Lender

By: Hamblin Watsa Investment Counsel Ltd.,

as Investment Manager for each of the

foregoing

By:	/S/ PAUL C. RIVETT
Name: Paul C. Rivett Title: Vice President and Chief Operating Officer

Borrowers: ABITIBIBOWATER INC.

By:	/S/ WILLIAM G. HARVEY
Name: William G. Harvey
Title: Executive Vice President and Chief Financial Officer

BOWATER INCORPORATED

By:	/S/ WILLIAM G. HARVEY
Name: William G. Harvey Title: Senior Vice President and Treasurer

BOWATER CANADIAN FOREST PRODUCTS INC.

By:	/S/ WILLIAM G. HARVEY
Name: William G. Harvey Title: Vice President and Treasurer